Exhibit 10.1 (m)

RESTRICTED STOCK UNIT AGREEMENT

RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of the Grant Date, by and between the Michael W. Delgatti, Jr. (the “Grantee”) and Hooker Furniture Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the 2010 Amendment and Restatement of the Hooker Furniture Corporation 2005 Stock Incentive Plan (the “Plan”);

WHEREAS, the Company and the Grantee have entered into an employment agreement, dated August 22, 2011 (the “Employment Agreement”);

WHEREAS, pursuant to the terms of the Employment Agreement the Company has recommended to the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) that the Grantee receive an award of restricted stock units (“RSUs”);

WHEREAS, the Committee has determined that it is desirable and in the best interests of the Company to grant RSUs to the Grantee as an incentive for the Grantee to advance the interests of the Company;

NOW, THEREFORE, the parties agree as follows:

1. Notice of Grant; Incorporation of Plan.  Pursuant to the Plan and subject to the terms and conditions set forth in the Plan and this Agreement, the Company hereby grants to the Grantee the number of RSUs indicated on the Notice of Grant attached as Annex A.  The Notice of Grant and the Plan are incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time.  Capitalized terms used in this Agreement and the attached annex shall have the meanings assigned to them in the Plan, unless otherwise defined in this Agreeemnt.

2. Terms of Restricted Stock Units.  The RSUs granted under this Agreement are subject to the following terms, conditions and restrictions:

(a)           No Ownership.  The Grantee shall not have any rights of ownership (including, without limitation, dividend and voting rights) in shares of the Company Stock with respect to the RSUs until such RSUs have vested and shares of Company Stock have been distributed to the Grantee under the RSUs.

(b)           Transfer of RSUs.  The RSUs and any interest therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution and subject to the conditions set forth in the Plan and this Agreement. Any attempt to transfer RSUs in contravention of this section is void ab initio. RSUs shall not be subject to execution, attachment or other process.

(c)           Vesting and Payment of RSUs.  If the Grantee remains in the continuous employment of the Company from the Date of Grant to through the third anniversary of the Grant Date (the “Vesting Date”) the RSUs awarded under this Agreement will become fully vested.

Within 30 days following the Vesting Date, the Grantee shall receive in a single lump sum payment shares of Company Stock equal to the number of RSUs that have become vested pursuant to this Agreement.  Upon distribution of the shares of Company Stock in respect of the RSUs, the Company shall issue (or make available via electronic means) to the Grantee or the Grantee’s personal representative a stock certificate representing such shares of Company Stock, free of any restrictions.

Notwithstanding the foregoing, if prior to the Vesting Date, the Grantee dies or has a Separation from Service as a result of Disability or Retirement, all RSUs shall become fully vested and the Grantee shall receive in a single lump sum payment shares of Company Stock equal to the number of RSUs that have become vested pursuant to this Agreement within 30 days following the Grantee’s death or Separation from Service as a result of Disability or Retirement (as applicable).

If prior to the Final Vesting Date, the Grantee has a Separation from Service for any reason other than as a result of the Grantee’s death or the Grantee’s Separation from Service due to Disability or Retirement, as described in the paragraph above, then the Grantee shall forfeit any unvested RSUs and shall not be entitled to receive any shares of Company Stock under this Agreement with respect to such forfeited RSUs.

“Separation from Service” means termination of employment with the Company and any Related Company (including the Grantee’s resignation), and shall be determined in accordance with applicable standards established pursuant to Section 409A of the Code and corresponding Treasury Regulations.

3. Equitable Adjustment.  As provided in Section 16 of the Plan, the aggregate number of shares of Company Stock subject to the RSUs shall be adjusted for certain extraordinary events or change in corporate or capital structure. The Committee may also take such other actions with respect to the RSUs as may be permitted pursuant to Section 16 of the Plan.

4. Taxes.  The Grantee shall be required to pay to the Company, or make arrangements satisfactory to the Company regarding the payment by the Grantee to the Company of, an amount equal to the Applicable Withholding Taxes.  No payment with respect to the RSUs granted under this Agreement shall be made until the Grantee has paid or has made arrangements approved by the Company to satisfy in full the Applicable Withholding Taxes.

5. No Right to Continued Employment.  Nothing contained herein shall be deemed to confer upon the Grantee any right to continue in the employment of the Company or any Related Company.

6. Miscellaneous.

(a)           Governing Law/Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to principles of conflict of laws.

(b)           Notices.  Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in the Grantee’s records with the Company, or such other address as the Grantee may designate in writing to the Company, or to the Company, Attention:  Corporate Secretary at the principal address of the Company, or such other address as the Company may designate in writing to the Grantee.

(c)           Failure to Enforce Not a Waiver.  The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

(d)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

(e)           Modifications; Entire Agreement; Headings.  This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof.  The section headings herein are intended for reference only and shall not affect the interpretation hereof.

7. Section 409A.

(a)           It is intended that this Agreement either be exempt from or comply with the requirements of Sections 409A of the Code and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be interpreted for all purposes in accordance with this intent.

(b)           Notwithstanding any term or provision of this Agreement (including any term or provision of the Plan incorporated herein by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent of the Grantee, amend this Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in the Grantee’s gross income pursuant to Section 409A of any compensation payable under this Agreement. The Company shall notify the Grantee as soon as reasonably practicable of any such amendment affecting the Grantee.

(c)           In the event that the amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A, the Grantee shall be solely liable for the payment of any such taxes, penalties or interest.

(d)           If the Grantee is deemed on the date of a Separation from Service to be a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code and determined using any identification methodology and procedure selected by the Company from time to time), then with regard to any payment under this Agreement that is “nonqualified deferred compensation” within the meaning of Section 409A and which is paid as a result of the Grantee’s Separation from Service, such payment or benefit shall not be made or provided prior to the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such Separation from Service of the Grantee, and (ii) the date of the Grantee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Grantee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Annex A

NOTICE OF GRANT UNDER
RESTRICTED STOCK UNIT AGREEMENT

The following employee of Hooker Furniture Corporation has been granted Restricted Stock Units in accordance with the terms of this Notice of Grant and the Restricted Stock Unit Agreement to which this Notice of Grant is attached.

The terms below shall have the following meanings when used in the Restricted Stock Unit Agreement.

Grantee	Michael W. Delgatti, Jr.
Grant Date	September 7, 2011
Aggregate Number of RSUs Granted	10,684

IN WITNESS WHEREOF, the parties hereby agree to the terms of this Notice of Grant and the Restricted Stock Unit Agreement to which this Notice of Grant is attached and execute this Notice of Grant and Restricted Stock Unit Agreement.

/s/ Michael W. Delgatti, Jr.
Grantee

HOOKER FURNITURE CORPORATION

By: /s/ Paul B. Toms, Jr.